Exhibit 107

Calculation of Filing Fee Tables

S-4

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(Form Type)

Ventoux CCM Acquisition Corp.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Other	95,000,000(1)	N/A(2)	$31,666.67(2)	$0.0000927	$2.94(3)	-	-	-	-
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	Based on the maximum number of shares of common stock, $0.0001 par value per share (“Common Stock”), of the registrant issuable upon a business combination (the “Business Combination”) involving Ventoux CCM Acquisition Corp. (“VTAQ”) and E La Carte, Inc. (d/b/a Presto) (“Presto”). This number is based on (a) 80,000,000 shares of Common Stock of VTAQ issuable as consideration in connection with the Business Combination to holders of securities of Presto (assuming that all outstanding options, warrants and convertible notes to acquire such stock are exercised prior to the closing of the Business Combination) and (b) 15,000,000 shares of Common Stock that may be issued pursuant to the earnout provisions of the Merger Agreement described herein..

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Presto is a private company for which no market exists for its securities and Presto has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Presto securities expected to be exchanged in the Business Combination.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.